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                                                                   Exhibit 5




                                January 30, 2002



The Board of Directors of Sensar Corporation
136 East South Temple, Suite 2325
Salt Lake City, Utah  84111

Re: Registration Statement on Form S-8 filed by Sensar Corporation (the "Company") with respect to the Sensar Corporation 2001 Stock Incentive Plan.

Gentlemen:

      We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, with respect to the issuance of up to 8,000,000 shares of Common Stock, $.001 par value, of the Company (the "Shares") under the Sensar Corporation 2001 Stock Incentive Plan (the "Plan"). When authorized and issued in accordance with the terms and conditions of the Plan and pursuant to the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                Very truly yours,

                                /s/ Stoel Rives LLP

                                Stoel Rives LLP